                                                            EXHIBIT 10.5



                                                     October 7, 1996



Objective Communications, Inc.
14100 Park Meadow Drive
Chantilly, VA  20151

Gentlemen:

     The purpose of this letter is to outline our agreement in principle pursuant to wh ch Barington Capital Group, L.P. ("Barington") will act as Underwriter in connection with a public offering (the "Offering") of Common Stock (the "Common Stock") of Objective Communications, Inc. (the "Company").


     The terms of our agreement in principle are as follow:


     1. The Offering shall consist of the sale of approximately $9,900,000 of Common Stock (the "Shares"). Barington will act as sole underwriter of the Offering or as managing underwriter of an underwriting syndicate, subject to among other things, completion of our due diligence examination and execution of a definitive underwriting agreement (the "Underwriting Agreement").


     2. The actual size of the Offering, the promise number of Shares to be offered by the Company, and the offering price per Share shall be the subject of continuing negotiations between the Company and Barington and will depend upon those capitalization of the Company at the time of the Offering, market and general economic conditions, changes in the prospects or forecasts of the Company, Verification of the Company's revenue and not Income projections, as well as other factors, Prior to the effective date (the "Effective Date") of the Offering, the capitalization of the Company shall be satisfactory to Barington and shall consist of (i) no more than an aggregate of 3,000,000 shares of Common Stock outstanding on a fully diluted basis other than as set forth in (ii), (iii) and (iv) below, (ii) between 225,000 and 450,000 shares of Common Stock (on a fully-diluted basis) to be issued in connection with a $1.0-$2.0 million equity private placement to be consummated on terms (including valuation and the aggregate amount of such investment) acceptable to the Company and Barington prior to the Offering; (iii) options to purchase no more than 450,000 shares of Common Stock pursuant to an employee stock option plan satisfactory to Barington to be adopted prior to the Offering; (iv) warrants to purchase approximately between 250,000 and 500,000 shares of Common Stock (the "Bridge Shares") pursuant to warrants issued in connection with a bridge financing in which Barington acted as placement agent (the "Bridge Financing"), and (v) no indebtedness other than trade payables, certain capital lease obligations, and no more than approximately $800,000 outstanding under existing notes payable. Except as provided herein, there shall be no other outstanding shares of common or preferred stock, options, warrants, convertible securities or rights to acquire any equity security of the Company and no outstanding indebtedness. Based on this capitalization, it is currently contemplated that approximately
1,800,000 Shares will be offered at an offering price of between $5.00 and $6.00 per Share. Barington may rely on soliciting dealers who are members of the NASD to participate in placing a portion of the Offering and may offer Shares to dealers at less than the public offering price.


     3. The Company will grant to Barington an option, exercisable within 45 days after the closing of the Offering, to acquire up to an additional 15% of the total number of Shares to be offered by the Company, solely for the purpose of covering overallotments (the "Overallotment Shares").

     4. The underwriting discount or spread shall be 10% of the public offering price. Barington shall also be entitled to a no-accountable expense allowance equal to 3% of the gross proceeds of the Offering (including proceeds from the sale of the Overallotment Shares). Upon the closing of the first tranche of the Bridge Financing, the Company shall deliver to Barington a check in the amount of $25,000, and upon the filing of the Registration Statement with the Commission, the Company shall deliver to Barington a check in the amount of $15,000, which amounts shall be applied against the non-accountable expense allowance.

     5. The Company shall, as soon as practicable, have its legal counsel (which counsel shall be a recognized law firm reasonably acceptable to Barington) prepare and file with the Securities and Exchange Commission (the "Commission") and the appropriate state securities authorities, a Registration Statement on Form S-1 or SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering the Shares, the Overallotment Shares, the Bridge Shares, the Representative's Options (as hereinafter defined) and the shares of Common Stock underlying the Representative's Options. The Registration Statement, and all amendments and supplements thereto, will be in form satisfactory to Barington and counsel to Barington and will contain audited financial statements for the fiscal year ending December 31, 1996, audited by a nationally recognized firm of certified public accountants reasonably acceptable to Barington, and such interim and other financial statements and schedules as may be required by the Act and the rules and regulations of the Commission thereunder. Barington and its counsel shall be given the opportunity to make such review and investigation in connection with the Registration Statement as it deems desirable.

     6. The Registration Statement filing will include as an exhibit a proposed form of Underwriting Agreement. The final Underwriting Agreement will be in form satisfactory to the Company and Barington and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements. Without limiting the generality of the foregoing, the Underwriting Agreement shall provide that for a period of 24 months from and after the Effective Date, neither the Company nor any person or entity who beneficially owns, as of the effective date of the Registration Statement, any shares of the Common Stock, shall offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any securities of the Company without Barington's prior written consent, except for (i) shares issued pursuant to the overallotment option referred to in paragraph 3 hereof,
(ii) the Representative's Options referred to in paragraph 11 hereof, (iii) the issuance of any shares of Common Stock underlying the Representative's Options,
(iv) the granting of any options described in paragraph 2(iii) above and the issuance of shares of Common Stock upon the exercise of such options, (v) the issuance of any Bridge Shares, (vi) the issuance of any securities in connection with any merger or acquisition, and (vii) the issuance of any securities to unaffiliated third parties at fair market value approved by the Board of Directors. Notwithstanding the foregoing 24-month lock-up, any such shareholder may sell up to 30% of their shares of Common Stock commencing 12 months after the Offering is completed in the event that the last sales price for the Common Stock on its principal exchange has been at lest 200% of the initial public offering price for a period of 20 consecutive trading days ending within 5 days of the date of such sale, and such sale is completed at a price in excess of 200% of the initial public offering price.

     7. Concurrently with or as soon as practicable after the filing of the Registration Statement with the Commission, the necessary state securities law filings will be made with respect to the Shares and the Overallotment Shares. The Company and Barington will cooperate in obtaining the necessary approvals and qualifications in such states as Barington deems desirable.

     8. The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and other expenses relating to the registration of the Shares, the Bridge Shares and the Overallotment Shares with the Commission and the filing of the offering material with the NASD; all fees and expenses relating to the listing of the Shares and the Overallotment Shares on such stock exchanges as Barington shall reasonably determine; all fees, expenses and disbursements relating to the registration or qualification of such Shares and the Overallotment Shares under the securities laws of such state and other jurisdictions as Barington may reasonably designate (including, without imitation, all filing and registration fees, and the reasonable fees and disbursements of Barington's counsel); the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers Agreement, Underwriter's Questionnaire and Power of Attorney), Registration Statements and all amendment's supplements and exhibits thereto and as many preliminary and final prospectuses as Barington may reasonably deem necessary; the cost of preparing, printing and delivering certificates representing the Shares; fees and expenses of the transfer agent for the Shares; stock transfer of securities form the Company to Barington; the fees and expenses of the Company's accountants and legal counsel; the costs of advertising the Offering in the national edition of The Wall Street Journal and other publications up to a maximum of $10,000 and the costs of preparing a reasonable number of transaction "bibles" or "mementos."

     9. While the Commission is reviewing the Registration Statement, Barington may plan and arrange a marketing trip for the Company's management to meet with prospective investors.

Such a trip will include visits to a number of prospective institutional and retail investors. On such trip, the Company shall pay for its own travel and lodging expenses.

     10. At such time as the Company and Barington are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Underwriting Agreement will be negotiated and the Company and Barington will request the Commission to make the Registration Statement effective.

     11. Concurrent with the closing of the Offering, the Company shall sell to Barington (or its designated affiliate) Common Stock purchase options (the "Representatives Options") covering a number of Shares equal to 10% of the total number of Shares being sold in the Offering (not including the Overallotment Shares). The price of the Representative's Options shall be one mil $(0.001) per option. Such options will expire five years after such date. The Representative's Options will be exercisable at a price equal to 120% of the public offering price and such Representative's Options shall not be redeemable. The Company will register the Representative's Options and underlying shares of Common Stock under the Act and will file all necessary undertakings in connection therewith. Neither the Representative's Options nor the underlying shares of Common Stock may be transferred, assigned or hypothecated for a period of one year, except that they may be assigned, in whole or in part, to any successor, officer or partner of Barington (or to officers or partners of any such successor or partner). Notwithstanding the foregoing, no holder shall sell or otherwise dispose of any of the shares underlying the Representative's Options prior to any release of the lock-up set forth in paragraph 6 above. The Representative's Options may be exercised as to allot a lesser number of Shares and will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at the Company's expense and an additional demand registration at the optionholders' expense for a period of five years after the closing of the Offering, and "piggyback" registration rights for a period of seven years after the closing of the Offering. The Representative's Option shall further provide for adjustment in the number and price of such options to prevent dilution.

     12. The Company agrees that if the Shares are sold in accordance with the terms of the Underwriting Agreement or Barington is prepared to offer the Shares substantially on the terms set forth herein or in the Underwriting Agreement, Barington shall have an irrevocable preferential right for a period of three years from the later of the date hereof or the date the Offering is completed to purchase for its account or to sell for the account of the Company or any subsidiary of or successor to the Company, or any of the Company's stockholders owning at least two percent of the capital stock of the Company (the "Principal Stockholders"), any securities of the Company or any such subsidiary or successor which the Company, any such subsidiary or successor or any of the Company's Principal Stockholders may seek to sell (other than sales of small amounts of securities by Principal Stockholders through brokers in open market transactions), whether pursuant to registration under the Act or otherwise. The Company, any such subsidiary or successor and the Company's Principal Stockholders will consult Barington with regard to any such offering and will offer Barington the opportunity to purchase or sell any such securities on terms not more favorable to the seller of such securities than it or he can secure elsewhere. If Barington fails to accept such offer within 20 business days after the mailing of a notice containing such offer by registered mail addressed to Barington, then Barington shall have not further claim or right with respect to the proposal contained in such notice. If, however, the terms of such proposal are subsequently modified in any material respect, the preferential right referred to herein shall apply to such modified proposal as if the original proposal had not been made. Barington's failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals. Notwithstanding the foregoing, in the event that such future proposal relates to an underwritten public offering to lead managed by an institutionally-based major bracket or large regional underwriting firm, Barington agrees that it shall only have the right to co-manage such offering (right hand side of prospectus) provided Barington receives at least 33% of the total economics and 33% of the total number of shares to be issued or sold in such offering.

     13. At or prior to the closing of the Offering, the Company will enter into an agreement with Barington pursuant to which for a period of two years the Company shall agree to employ Barington as its non-exclusive investment Banker and Financial Consultant at a fee of $80,000 (exclusive of any accountable out-of-pocket expenses) payable on the closing date of the Offering.

     14. The Company shall use its best efforts (which shall include, but shall not be limited to, the solicitation or proxies, if necessary) to elect one designee of Barington to the Company's Board of Directors for a period of five years following the completion of the Offering.

     15. The Company agrees that it shall use its best efforts to seek and thereafter maintain the quotation on NASDAQ and such other national stock exchange as Barington shall designate of price information for the Shares. In addition, the Company agrees, prior to the Effective Date and for a period of five years thereafter, to be registered with the Corporation Records Service published by Standard & Poor's Corporation.

     16. The Company shall supply Barington, at the Company's cost, with three bound volumes of the public offering materials within a reasonable time after the closing of the Offering.

     17. The Company agrees that it shall procure Director and Officer Liability insurance with a reputable insurance carrier prior to and effective as of the Effective Date.

     18. The Company shall retain a transfer agent acceptable to Barington for the Common Stock for a period of three years following the Effective Date. Upon Barington's request, the Company shall provide Barington with copies of the Company's daily stock transfer sheets and lists of the beneficial and record holders of the Company's securities from such transfer agent and from the Depository Trust Company, at the Company's sole cost and expense.

     19. The Company shall retain an investor relations firm reasonably acceptable to Barington for a period of three years from the Effective Date.

     20. Except as provided in this paragraph, this letter is not intended to be a binding legal document, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement referred to above. As long as Barington is proceeding in good faith with the preparations for the Offering, the Company agrees not to negotiate or enter into any agreement with or solicit any underwriter, potential underwriter or other person in connection with an offering of the Company's securities. It is our intention to enter into the Underwriting Agreement on the Effective Date; however, Barington reserves the right not to proceed with the Offering if, prior to the execution of the Underwriting Agreement, in its sole judgment, (i) market conditions are unsuitable for such Offering at the price per Share set forth in paragraph 2 hereof and the Company and Barington cannot agree on another price or structure; (ii) information comes to Barington's attention relating to the Company, its products or services, its management, its position in the industry in which it competes, or to any laws, rules or regulations which govern or affect the Company's business which in Barington's sole reasonable judgment would preclude a successful public Offering; (iii) a material adverse change has occurred in the financial condition, results of operations, business or prospects of the Company; (iv) the NASD determines that any payment (including cash and/or securities) paid by the Company to any investment banker (other than Barington), consultant or to any other person is "underwriter compensation" in connection with the proposed public Offering; (v) as a result of the review of the Company's financial statements by the Company's independent accountants approved by Barington, it is determined that the Company's historical financial statements must be restated and that, as restated, the Company's earnings, revenues, assets and/or net worth is materially less than as previously presented; or (vi) the Company has breached any of its representations, warranties or obligations hereunder, or failed to expeditiously proceed with the Offering or to cooperate with Barington in requesting effectiveness of the Registration Statement at such time as Barington may deem appropriate. If, prior to the execution of the Underwriting Agreement, Barington elects not to proceed with the Offering as a result of the condition enumerated in clause (i) above, the Company shall reimburse Barington in full for its out-of-pocket expenses (including, without limitation, its legal fees and disbursements), up to the amounts previously paid pursuant to paragraph 4 above. If, prior to the execution of the Underwriting Agreement, Barington elects not to proceed with the Offering as a result of any of the conditions enumerated in any of clauses (ii)-(vi) above or the Company elects not to proceed with the Offering for any reason, the Company shall reimburse Barington in full for its out-of-pocket expenses (including, without limitation, its legal fees and disbursements), up to an aggregate of $125,000 less amounts previously paid pursuant to paragraph 4 above, and the provisions of paragraph 12 shall remain in full force and effect. In addition, if Barington elects not to proceed with the proposed Offering as a result of any of the conditions enumerated in any of clauses (ii)-(vi) above or the Company elects not to proceed with the proposed Offering for any reason and subsequently engages in any private placement, merger, acquisition or sale of securities, joint venture or other similar transaction ("Subsequent Transaction") within twelve (12) months following Barington's or the Company's election not to proceed, then Barington shall be paid a "Lehman formula" based on the total amount of any consideration received by the Company or its subsidiaries, affiliates or shareholders in any Subsequent Transaction. For purposes hereof, the "Lehman formula" fee shall equal 5% of the first $5 million of consideration so paid or received, plus 4% of the next $2 million of such consideration, plus 3% of the next $2 million of such consideration, plus 2% of the next $2 million of such consideration, plus 1% of all such consideration in excess of $11 million.

     This letter agreement supersedes any prior written agreements between the parties hereto with respect to the matters set forth herein.

     We are delighted at the prospect of working with you and look forward to a successful Offering.

     If you are in agreement with the foregoing, please execute and return two copies of this letter to the undersigned.


                                 Yours truly,

                                 BARINGTON CAPITAL GROUP, L.P.
                                 By:  LNA CAPITAL CORP.,
                                        General Partner

                                 By:
                                    ------------------------------
                                        Name:
                                        Title:

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST
ABOVE WRITTEN:

OBJECTIVE COMMUNICATIONS, INC.


By:  /s/ Robert Emery
   ----------------------------------------
      Name:  Robert Emery
      Title:  Vice President Administration